Exhibit 99.1

CONTACT:    Scott Beilharz, Investor Relations
814/870-7312 or 1-800-458-0811 ext. 7312
scott.beilharz@erieinsurance.com
Erie Indemnity Reports Fourth Quarter and Total Year 2012 Results

4Q 2012 Highlights - Indemnity Shareholder Interest

•	Net income attributable to Indemnity per share-diluted was $0.56 per share in the fourth quarter of 2012, compared to net income per share-diluted of $0.49 per share in the fourth quarter of 2011.

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Operating income attributable to Indemnity per share-diluted (excluding net realized gains or losses, impairments on investments and related taxes) was $0.54 per share in the fourth quarter of 2012, compared to operating income per share-diluted of $0.47 per share in the fourth quarter of 2011.

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Indemnity’s management operations pretax income totaled $34 million in both the fourth quarters of 2012 and 2011. The gross margin from management operations was 12.2 percent in the fourth quarter of 2012, compared to 13.0 percent in the fourth quarter of 2011.

•	Indemnity’s investment operations pretax income totaled $10 million for the fourth quarter of 2012, compared to $7 million for the fourth quarter of 2011.

2012 Highlights - Indemnity Shareholder Interest

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Net income attributable to Indemnity per share-diluted was $2.99 per share for the year ended December 31, 2012, compared to net income per share-diluted of $3.08 per share for the year ended December 31, 2011.

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Operating income attributable to Indemnity per share-diluted (excluding net realized gains or losses, impairments on investments and related taxes) was $2.92 per share for the year ended December 31, 2012, compared to $3.04 per share-diluted for the year ended December 31, 2011.

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Indemnity’s management operations pretax income totaled $205 million for the year ended December 31, 2012, compared to $208 million for the year ended December 31, 2011. The gross margin from management operations was 17.3 percent for the year ended December 31, 2012, compared to 18.9 percent for the year ended December 31, 2011.

•	Indemnity’s investment operations pretax income totaled $36 million for the year ended December 31, 2012, compared to $45 million for the year ended December 31, 2011.

Erie, Pa. – February 26, 2013 – Erie Indemnity Company (NASDAQ: ERIE) today announced fourth quarter 2012 earnings of $30 million, compared to earnings of $26 million in the fourth quarter of 2011. Operating income was $29 million in the fourth quarter of 2012, compared to operating income of $25 million in the fourth quarter of 2011.

For the year ended December 31, 2012, Erie Indemnity Company's earnings totaled $160 million, compared to earnings of $169 million for the year ended December 31, 2011. Operating income was $157 million for the year ended December 31, 2012, compared to operating income of $167 million or the year ended December 31, 2011.

Note: The accompanying consolidated financial statements of Erie Indemnity Company (“Indemnity”) reflect the consolidated results of Indemnity and the Erie Insurance Exchange (“Exchange”), which we refer to collectively as the “Erie Insurance Group.” Indemnity, or Indemnity shareholder interest, refers to the interest in Erie Indemnity Company owned by the Class A and Class B shareholders. The Exchange refers to the noncontrolling interest held for the interest of the subscribers (policyholders), and includes its interest in its property and casualty subsidiaries and Erie Family Life Insurance Company (“EFL”).

The following tables show the consolidated results of the Erie Insurance Group by operating segment for the fourth quarter of 2012.

4Q 2012 Highlights - Indemnity Shareholder Interest
Results of the Erie Insurance Group’s Operations

	Indemnity shareholder interest		Noncontrolling interest (Exchange)		Elimination of related party transactions		Erie Insurance Group
(dollars in millions)	4Q'12	4Q'11	4Q'12	4Q'11	4Q'12	4Q'11	4Q'12	4Q'11
Management operations	$34	$34	$—	$—	$(26)	$(26)	$8	$8
Property and casualty insurance operations	—	—	(61)	68	30	30	(31)	98
Life insurance operations	—	—	12	12	(1)	(1)	11	11
Investment operations	10	7	170	304	(3)	(3)	177	308
Income from operations before income taxes and noncontrolling interest	44	41	121	384	—	—	165	425
Provision for income taxes	14	15	32	129	—	—	46	144
Net income	$30	$26	$89	$255	$—	$—	$119	$281

Management Operations

	Indemnity shareholder interest		Noncontrolling interest (Exchange)		Elimination of related party transactions		Erie Insurance Group
(dollars in millions)	4Q'12	4Q'11	4Q'12	4Q'11	4Q'12	4Q'11	4Q'12	4Q'11
Management fee revenue, net	$275	$251	$—	$—	$(275)	$(251)	$—	$—
Service agreement revenue	8	8	—	—	—	—	8	8
Total revenue from management operations	283	259	—	—	(275)	(251)	8	8
Cost of management operations	249	225	—	—	(249)	(225)	—	—
Income from management operations before taxes	$34	$34	$—	$—	$(26)	$(26)	$8	$8
Gross margin	12.2%	13.0%

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The management fee rate was 25 percent for both the fourth quarters of 2012 and 2011. Direct written premium of the property and casualty insurance operations, upon which the management fee is calculated, increased 9.9 percent in the fourth quarter of 2012, due to a 3.9 percent increase in policies in force and a 4.3 percent increase in the year-over-year average premium per policy for all lines of business at December 31, 2012.

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Commissions increased $18 million in the fourth quarter of 2012, compared to the fourth quarter of 2011, primarily as a result of the 9.9 percent increase in direct written premium of the property and casualty insurance operations, combined with a slight increase in other agent bonuses and incentives.

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Non-commission expense increased $6 million in the fourth quarter of 2012, compared to the fourth quarter of 2011. Sales, policy issuance, advertising, and underwriting costs increased $3 million. Information technology costs increased $1 million, which included an increase of $3 million in software costs offset by a $2 million decrease in professional fees. Personnel and all other operating costs, excluding information technology related costs, increased $2 million as a result of a $1 million increase related to higher staffing levels and a $2 million increase in pension and medical costs, offset by a $1 million decrease in incentive plan compensation.

Property and Casualty Insurance Operations *

	Indemnity shareholder interest		Noncontrolling interest (Exchange)		Elimination of related party transactions		Erie Insurance Group
(dollars in millions)	4Q'12	4Q'11	4Q'12	4Q'11	4Q'12	4Q'11	4Q'12	4Q'11
Net premiums earned	$—	$—	$1,143	$1,060	$—	$—	$1,143	$1,060
Losses and loss expenses	—	—	883	696	(1)	(1)	882	695
Policy acquisition and other underwriting expenses	—	—	321	296	(29)	(29)	292	267
Total losses and expenses	—	—	1,204	992	(30)	(30)	1,174	962
(Loss) income from property and casualty insurance operations before taxes	$—	$—	$(61)	$68	$30	$30	$(31)	$98
Combined ratio	—%	—%	105.5%	93.5%

* All property and casualty insurance underwriting results accrue to the interest of the subscribers (policyholders) of the Exchange, or noncontrolling interest.

Life Insurance Operations *

	Indemnity shareholder interest		Noncontrolling interest (Exchange)		Elimination of related party transactions		Erie Insurance Group
(dollars in millions)	4Q'12	4Q'11	4Q'12	4Q'11	4Q'12	4Q'11	4Q'12	4Q'11
Total revenue	$—	$—	$45	$43	$(1)	$(1)	$44	$42
Total benefits and expenses	—	—	33	31	0	0	33	31
Income from life insurance operations before taxes	$—	$—	$12	$12	$(1)	$(1)	$11	$11

* All life insurance underwriting results accrue to the interest of the subscribers (policyholders) of the Exchange, or noncontrolling interest.

Investment Operations

	Indemnity shareholder interest		Noncontrolling interest (Exchange)		Elimination of related party transactions		Erie Insurance Group
(dollars in millions)	4Q'12	4Q'11	4Q'12	4Q'11	4Q'12	4Q'11	4Q'12	4Q'11
Net investment income	$4	$4	$87	$83	$(3)	$(3)	$88	$84
Net realized gains on investments	1	2	56	227	—	—	57	229
Net impairment losses recognized in earnings	0	0	0	(1)	—	—	0	(1)
Equity in earnings (losses) of limited partnerships	5	1	27	(5)	—	—	32	(4)
Income from investment operations before taxes	$10	$7	$170	$304	$(3)	$(3)	$177	$308

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Income from investment operations before taxes increased to $10 million in the fourth quarter of 2012, from $7 million in the fourth quarter of 2011, due to a $4 million increase in equity in earnings of limited partnerships, offset by a $1 million decrease in net realized gains on investments.

The following table shows the consolidated results of the Erie Insurance Group by operating segment for the year ended December 31, 2012.

2012 Highlights - Indemnity Shareholder Interest
Results of the Erie Insurance Group’s Operations *

	Indemnity shareholder interest		Noncontrolling interest (Exchange)		Elimination of related party transactions		Erie Insurance Group
(dollars in millions)	2012	2011	2012	2011	2012	2011	2012	2011
Management operations	$205	$208	$—	$—	$(174)	$(175)	$31	$33
Property and casualty insurance operations	—	—	(246)	(378)	187	188	(59)	(190)
Life insurance operations	—	3	46	47	(2)	(2)	44	48
Investment operations	36	45	858	433	(11)	(11)	883	467
Income from operations before income taxes and noncontrolling interest	241	256	658	102	—	—	899	358
Provision for income taxes	81	87	199	3	—	—	280	90
Net income	$160	$169	$459	$99	$—	$—	$619	$268

* Prior to and through March 31, 2011, Indemnity retained a 21.6% ownership interest in EFL, which accrued to the Indemnity shareholder interest, and the Exchange retained a 78.4% ownership interest in EFL, which accrued to the interest of the subscribers (policyholders) of the Exchange, or noncontrolling interest. Due to the sale of Indemnity’s 21.6% ownership interest in EFL to the Exchange on March 31, 2011, 100% of EFL’s life insurance results accrue to the interest of the subscribers (policyholders) of the Exchange, or noncontrolling interest, after March 31, 2011.

Share Repurchase Program

In the fourth quarter of 2012, we repurchased 234,837 shares of our outstanding Class A nonvoting common stock at a total cost of $16 million in conjunction with our current stock repurchase program. For the year through February 15, 2013, we repurchased 134,245 shares under this program at a total cost of $10 million. In October 2011, our Board of Directors approved a continuation of the current stock repurchase program for a total of $150 million, with no time limitation. This repurchase authority included, and was not in addition to, any unspent amounts remaining under the prior authorization. As of February 15, 2013, we had approximately $59 million in repurchase authority remaining under the program.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest homeowners insurer and 12th largest automobile insurer in the United States based on direct premiums written and the 20th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has more than 4.5 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group is a FORTUNE 500 company. Erie Insurance is proud to be named a J.D. Power and Associates’ 2012 Customer Service Champion. ERIE is one of only 50 U.S. companies so named. Erie Insurance is also recognized on the list of Ward's 50 Group of top performing insurance companies, which analyzes the financial performance of 3,000 property and casualty companies and recognizes the top performers for achieving outstanding results in safety, consistency and financial performance over a five-year period (2007-2011).

News releases and more information about Erie Insurance Group are available at www.erieinsurance.com.
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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
Statements contained herein that are not historical fact are forward-looking statements and, as such, are subject to risks and uncertainties that could cause actual events and results to differ, perhaps materially, from those discussed herein. Forward-looking statements relate to future trends, events or results and include, without limitation, statements and assumptions on which such statements are based that are related to our plans, strategies, objectives, expectations, intentions and adequacy of resources. Examples of forward-looking statements are discussions relating to premium and investment income, expenses, operating results, agency relationships, and compliance with contractual and regulatory requirements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Among the risks and uncertainties, in addition to those set forth in our filings with the Securities and Exchange Commission, that could cause actual results and future events to differ from those set forth or contemplated in the forward-looking statements include the following:

Risk factors related to the Indemnity shareholder interest:

•	dependence on Indemnity’s relationship with the Exchange and the management fee under the agreement with the subscribers at the Exchange;

•	costs of providing services to the Exchange under the subscriber’s agreement;

•	ability to attract and retain talented management and employees;

•	ability to maintain uninterrupted business operations, including information technology systems;

•	factors affecting the quality and liquidity of Indemnity’s investment portfolio;

•	credit risk from the Exchange;

•	Indemnity’s ability to meet liquidity needs and access capital; and

•	outcome of pending and potential litigations against Indemnity.

Risk factors related to the non-controlling interest owned by the Exchange, which includes the Property and Casualty Group and EFL:

•	general business and economic conditions;

•	dependence upon the independent agency system;

•	ability to maintain our reputation for customer service;

•	factors affecting insurance industry competition;

•	changes in government regulation of the insurance industry;

•	premium rates and reserves must be established from forecasts of ultimate costs;

•	emerging claims, coverage issues in the industry, and changes in reserve estimates related to the property and casualty business;

•	changes in reserve estimates related to the life business;

•	severe weather conditions or other catastrophic losses, including terrorism;

•	the Exchange’s ability to acquire reinsurance coverage and collectability from reinsurers;

•	factors affecting the quality and liquidity of the Exchange’s investment portfolio;

•	the Exchange’s ability to meet liquidity needs and access capital;

•	the Exchange’s ability to maintain acceptable financial strength rating;

•	outcome of pending and potential litigations against the Exchange; and

•	dependence upon the service provided by Indemnity.

A forward-looking statement speaks only as of the date on which it is made and reflects Indemnity’s analysis only as of that date. Indemnity undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions, or otherwise.